UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2017

Cardtronics plc

(Exact name of registrant as specified in its charter)

England and Wales	001-37820	98-1304627
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3250 Briarpark Drive, Suite 400, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 308-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

On March 28, 2017, Cardtronics plc (the “Company”) appointed Aimie Killeen as the Company’s General Counsel and Secretary effective immediately, succeeding Roger Craig. Ms. Killeen joined the Company in January 2017 in connection with the Company’s acquisition of DirectCash Payments Inc. (“DCP”). A graduate of the University of Technology in Sydney, Australia, Ms. Killeen was admitted to practice in the Supreme Court of New South Wales, and the High Court of Australia in 2004. Ms. Killeen left private practice to join DCP in March 2013 as Global Corporate Counsel, after nine years at one of Australia’s premier global law firms. Her experience there included leveraged and acquisition finance, aviation finance, structured asset finance, securitization, debt capital markets, general corporate banking and restructuring.

Mr. Craig gave notice of his resignation of employment with the Company, effective as of March 31, 2017, to pursue other business opportunities. Mr. Craig’s resignation does not involve any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

In addition, on March 28, 2017, the Company appointed Sharon Bridgland-Gough as the Company’s Chief Human Resources Officer. Ms. Bridgland-Gough joined the Company in 2014 and has led the Company’s European human resources operations since that time. Prior to joining the Company, Ms. Bridgland-Gough held numerous senior human resources leadership roles in private industry, including information security and defense contracting, as well as at both government and non-profit entities.

On March 28, 2017, Gerardo Garcia, Chief Information Security Officer of the Company, gave notice of his intention to retire from the Company later this year. Accordingly, the Company has commenced a search for his replacement. Mr. Garcia has informed the company that he will remain in his role until a replacement has been appointed and will assist as long as necessary to ensure a smooth transition.

Mr. Garcia’s planned retirement does not involve any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardtronics plc
Date: March 29, 2017

	By:	/s/ E. Brad Conrad
	Name:	E. Brad Conrad
	Title:	Chief Accounting Officer